Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Matt Glover or Michael Koehler
Vice President Finance and CFO	949-574-3860
(650) 261-3677	LNDC@liolios.com

Landec Makes Investment in Windset for Future Expansion

MENLO PARK, CA – October 31, 2014 – Landec Corporation (NASDAQ: LNDC), a leading developer and marketer of innovative and proprietary products for healthy living applications in the food and biomedical markets, announced that its subsidiary, Apio, Inc., has increased its investment in Windset Holdings 2010 Ltd. (“Windset”) by purchasing $7.0 million of Senior B Preferred Stock.

The Senior B Preferred Stock pays an annual dividend of 7.5% on the amount outstanding at each anniversary date. The Senior B shares purchased by Apio have a put feature whereby Apio can sell back to Windset $1.5 million of shares on the first anniversary, an additional $2.75 million of shares on the second anniversary and the remaining $2.75 million on the third anniversary. After the third anniversary, Apio may at any time put any or all of the shares not previously sold back to Windset. At any time on or after February 15, 2017, Windset has the right to call any or all of the outstanding Common shares and at such time must also call the same proportion of Senior A Preferred shares, Senior B Preferred shares and Junior Preferred shares owned by Apio. Windset’s partial call provision is restricted such that a partial call cannot result in Apio holding less than 10% of Windset’s Common shares outstanding.

This transaction does not change Apio’s 26.9% common stock ownership in Windset. In addition to the newly acquired Senior B Preferred shares, Apio owns Senior A Preferred shares with a liquidation value of $15.0 million and Junior Preferred shares with a liquidation value of $5.1 million.

The issuance of preferred shares is part of Windset’s capital plan which includes the consolidation and syndication of its Canadian and US debt facilities and the creation of an additional borrowing facility to fund future growth opportunities.

The proceeds of the offering will be used to acquire additional property in Santa Maria, California for Windset to investigate new approaches to hydroponically grow new crops not currently grown by Windset. Windset will also use a portion of the proceeds to purchase and subsequently renovate the greenhouse operation in North Las Vegas, Nevada which Windset has been leasing. Windset has grown cucumbers at that location for eight years.

This investment in Windset is the continuation of Landec’s ongoing strategic objective to pursue opportunities provided by healthy living trends that are driving increased consumer demand for fresh vegetables and fruit. Landec recognizes Windset as the most advanced and highest yielding hydroponic greenhouse vegetable producer in North America where the demand for hydroponic greenhouse grown produce is rapidly increasing. The hydroponic greenhouse process uses no soil and a fraction of the water required in field production. Furthermore, Windset’s process results in higher yields per acre and is not burdened with traditional weather-related risks.

Gary Steele, Landec’s Chairman and CEO, stated, “We are excited about further advancing our relationship and commitment to Windset. Landec originally invested $15.0 million into Windset in February 2011 and $11.0 million in July 2014. Our interest in Windset since the initial investment has been motivated by three primary objectives: (1) to realize a significant financial return, (2) be a strategic partner with the industry leader in the hydroponic year-round growing of fruit and vegetables, and (3) to explore new crop targets, new growing techinques and/or new technologies that can benefit from or be enhanced by Windset’s knowledge of hydroponic greenhouse growing. This latest investment in Windset advances all three of these objectives.

“Our new $7.0 million investment in Senior B Preferred Stock and Windset’s plans for using the funds do not change our current guidance regarding Windset for Landec’s fiscal 2015. We do, however, expect that Windset’s use of these funds will have a positive impact on the change in the fair market value of our Windset investment in future years.”

About Windset Farms®

Windset Farms, with greenhouses and contract greenhouse growers in the United States, Canada and Mexico, markets in excess of 750 acres of greenhouse grown produce and is one of the largest growers and marketers of high tech greenhouse produce in North America. Windset products are sold across Western Canada, the Western and Midwestern United States, Mexico and Asia. Windset grows only non-GMO produce including peppers, cucumbers, tomatoes, lettuce, eggplant, and endive. The company’s facilities combine state-of-the-art technology and old-fashioned attention to detail to ensure optimal growing conditions and sustainable practices. Windset Farms was recently named the best tomato grower in marketing and sales, winning the Tomato Inspiration Award 2014 out of 100 top tomato growers invited to attend the first annual Tomato Inspiration Event hosted by HortiBiz and eight partners held in Berlin. For more information about the award please visit http://www.hortibiz.com/hortibiz/nieuws/windset-farms-wins-tomato-inspiration-award-2014/ and for more information about Windset Farms please visit the company website at www.windsetfarms.com.

About Landec Corporation

Landec Corporation is a company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP (current good manufacturing practices) validated manufacturing facility for supplying commercial, clinical and pre-clinical products. Landec will also periodically work with market-leading companies to develop and commercialize differentiated polymer-based products under R&D and royalty agreements. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 25, 2014 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.